UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

DAKTRONICS, INC.
(Exact name of registrant as specified in its charter)

South Dakota	46-0306862
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

331 32nd Avenue
Brookings, South Dakota 57006
(Address of Principal Executive Offices, Zip Code)

Daktronics, Inc. 2002 Employee Stock Purchase Plan
(Full title of the plan)

William R. Retterath
Chief Financial Officer
Daktronics, Inc.
331 32nd Avenue
Brookings, South Dakota 57006
(Name and address of agent for service)

(605) 697-4000
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock	500,000 shares	$9.55	$4,775,000	$439.30
(no par value)

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Employee Stock Purchase Plan by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Daktronics, Inc.

(2)	Calculated solely for purposes of this offering under Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Common Stock of Daktronics, Inc. as reported on the Nasdaq National Market on October 28, 2002.

TABLE OF CONTENTS

Page
PART I
Information Required in the Section 10(a) Prospectus	4
PART II
Information Required in the Registration Statement	4
SIGNATURES	7
EXHIBIT INDEX	8
Daktronics, Inc. 2002 Employee Stock Purchase Plan
Opinion and Consent of Hinshaw & Culbertson
Consent of McGladrey & Pullen, LLP
Power Of Attorney

PART I
Information Required in the Section 10(a) Prospectus

           Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the document containing the information specified in Part I of Form S-8 will be distributed to persons who receive shares of the Company’s no par value common stock under the Daktronics, Inc. 2002 Employee Stock Purchase Plan. Each disclosure document constitutes a Section 10(a) prospectus and is incorporated by reference in this Registration Statement, but it is not being filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Certain Documents by Reference

           Daktronics, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”)

(a)	The Company’s latest annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 which contains, either directly or by incorporation by reference, certain financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)	All other reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual reports referred to in Paragraph (a) above.

(c)	The Company’s definitive proxy statement or information statement, if any, filed pursuant to Section 14 of the Securities Exchange Act of 1934, in connection with the latest annual meeting of its stockholders, and any definitive proxy or information statements so filed in connection with any subsequent annual or special meetings of its stockholders.

(d)	The description of the Company’s Common Stock which is contained in the Company’s registration statement on Form S-1 filed December 3, 1993, including any amendment or report filed for the purpose of updating such description, which is filed subsequent to the date of this Registration Statement and prior to the termination of the offering of the common stock offered hereby.

           All reports and other documents subsequently filed by the Company and the Plans pursuant to sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining to be unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

           The South Dakota Business Corporation Act, the Company’s Bylaws and agreements between the Company and each officer and director, provide that officers and directors of the Company have the right to indemnification from the Company for liability arising out of certain actions to the fullest extent permissible by law. This indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. The South Dakota Business Corporation Act and the Company’s Bylaws also provide that a South Dakota business corporation may indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of such person on behalf of the Company, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met.

           The Company has purchased liability insurance to indemnify its directors and officers against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions set forth in the policies.

           The Company has adopted in its Articles of Incorporation a provision which limits personal liability for breach of fiduciary duty by directors, to the extent provided by the South Dakota Business Corporation Act. This provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to the Company, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct or a knowing violation of law, liability based on payments of improper dividends or liability for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.5	Daktronics, Inc. 2002 Employee Stock Purchase Plan

5.1	Opinion of Hinshaw & Culbertson

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Hinshaw & Culbertson (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney

Item 9. Undertakings

(a)      The undersigned registrant hereby undertakes:

           (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota on this 30th day of October, 2002.

DAKTRONICS, INC.

By: /s/ William R. Retterath
William R. Retterath
Chief Financial Officer & Treasurer

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By /s/ James B. Morgan	Chief Executive Officer &	October 30, 2002
James B. Morgan	Director
(principal executive officer)

By /s/ William R. Retterath	Chief Financial Officer	October 30, 2002
William R. Retterath	(principal financial and
accounting officer)

By /s/ Aelred J. Kurtenbach	Director	October 30, 2002
Aelred J. Kurtenbach	Chairman of the Board

By /s/ Roland J. Jensen	Director	October 30, 2002
Roland J. Jensen

By /s/ Frank J. Kurtenbach	Director	October 30, 2002
Frank J. Kurtenbach

By /s/ John L. Mulligan	Director	October 30, 2002
John L. Mulligan

By /s/ Robert G. Dutcher	Director	October 30, 2002
Robert G. Dutcher

By /s/ Duane E. Sander	Director	October 30, 2002
Duane E. Sander

By /s/ Nancy D. Frame	Director	October 30, 2002
Nancy D. Frame

By /s/ James A. Vellenga	Director	October 30, 2002
James A. Vellenga

EXHIBIT INDEX

Exhibit Number	Exhibit

4.5	Daktronics, Inc. 2002 Employee Stock Purchase Plan

5.1	Opinion of Hinshaw & Culbertson

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Hinshaw & Culbertson (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney